UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 25, 2017

Ambac Financial Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)

(212) 658-7470
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01. Other Events.
On March 25, 2017, Ambac Assurance UK Limited ("Ambac UK"), a subsidiary of Ambac Financial Group, Inc. ("Ambac"), agreed in principle to a confidential settlement of litigation brought in the name of Ballantyne Re plc (“Ballantyne”) against J.P. Morgan Investment Management (“JPMIM”) relating to the management of Ballantyne’s investment accounts, which were funded with the proceeds of notes issued in 2006 in connection with a structured reinsurance transaction and guaranteed in part by Ambac UK.
Pursuant to the settlement, which remains subject to final documentation, Ballantyne will receive a payment in return for releases of all claims asserted by Ballantyne and Ambac UK in the litigation. As a result of the settlement and based on similar assumptions utilized as of December 31, 2016, Ambac is expected to realize a benefit through losses and loss expenses of approximately $92 million in the first quarter of 2017. The benefit from this settlement will result from the reduction of loss and loss expense reserves previously established in relation to Ballantyne, and not from a direct cash payment to Ambac UK.
The financial impact of the settlement will be described in Ambac’s first quarter 2017 earnings release and Form 10-Q filed with the SEC.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated:	March 28, 2017	By:	/s/ William J. White
First Vice President, Corporate Secretary and Assistant General Counsel